UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 8, 2009

HELICOS BIOSCIENCES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33484	05-0587367
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Kendall Square Building 700 Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

(617) 264-1800

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01            Entry into a Material Definitive Agreement

On October 8, 2009, Helicos BioSciences Corporation (“Helicos” or the “Company”) entered into a Fifth Amendment to Lease (the “Fifth Amendment”) with RB Kendall Fee, LLC (the “Landlord”).  The Fifth Amendment amends the Lease dated as of December 30, 2005, as amended, by and between Landlord’s predecessor in interest and Helicos (the “Lease”), demising approximately 56,461 rentable square feet of space located at the Company’s headquarters in One Kendall Square, Cambridge, Massachusetts.  Helicos’ leased facility consists of a global headquarters, research and development facility and manufacturing plant.

Pursuant to the Fifth Amendment, the term of the Lease with respect to approximately 27,298 square feet of the Company’s facility will be extended at the current rent level until November 30, 2009 and thereafter may continue to be extended by Helicos on a month to month basis from December 1, 2009 until March 31, 2010.  In addition, pursuant to the Fifth Amendment, the Company agreed to terminate its use of approximately 10,144 square feet of excess general and administrative space.  The Company’s current rent obligations with respect to this excess space will end on October 31, 2009.

As a result of the Fifth Amendment, and assuming Helicos fully extends its month to month option described in the preceding paragraph, the lease for the entire space at Helicos’ Cambridge, Massachusetts facility comprising approximately 46,317 square feet, shall expire on March 31, 2010.

The foregoing description of the Fifth Amendment is subject to, and qualified in its entirety by, reference to the Fifth Amendment, a copy of which is included as Exhibit 10.1 to this report and is hereby incorporated by reference.

Item 9.01               Financial Statements and Exhibits

(d)               Exhibits

Exhibit No.	Description

10.1	Fifth Amendment to Lease, dated as of October 8, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELICOS BIOSCIENCES CORPORATION

	By:	/s/ Jeffrey R. Moore
Date: October 13, 2009	Name: Jeffrey R. Moore
Title: Senior Vice President and Chief Financial Officer

INDEX OF EXHIBITS

Exhibit No.	Description

10.1	Fifth Amendment to Lease, dated as of October 8, 2009